Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT COMMENTS ON UTILIZATION OF DIGOXIN

Philadelphia, PA — August 20, 2014 — Lannett Company, Inc. (NYSE: LCI) today commented on the utilization of Digoxin, following a recently published abstract in the Journal of the American College of Cardiology (JACC), which suggested a potential increased risk of mortality in patients with newly diagnosed atrial fibrillation.  The abstract was based on data of the TREAT-AF (The Retrospective Evaluation and Assessment of Therapies in AF) study from the U.S. Department of Veterans Affairs (VA) healthcare system.

“Digoxin has long been an important treatment option for cardiovascular disease,” said Arthur Bedrosian, president and chief executive officer of Lannett.  “As with most medications, we believe medical care providers will continue to prescribe Digoxin unless a more effective alternative medication is available.”

The company said it does not expect prescriptions of Digoxin to be significantly impacted by the findings of the JACC study.  Digoxin currently represents less than 10 percent of the company’s net revenues.

Bedrosian went on to say that the company has implemented a comprehensive strategy to expand and diversify its product offering by developing products internally, forming strategic alliances and acquiring products complementary to its business.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, future sales of Digoxin, and efforts to expand and diversify its product offering by developing products internally, forming strategic alliances and acquiring products,whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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